As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOP SHIPS INC.

(Exact name of registrant as specified in its charter)

N.A.

(Translation of Registrant’s name into English)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N.A. (I.R.S. Employer Identification No.)

TOP Ships Inc.

20 Iouliou Kaisara Str,

19002 Paiania, Athens, Greece

Tel: + 30 210 812 8107

(Address and telephone number of Registrant’s principal executive offices)

With copy to:

Will Vogel

Watson Farley & Williams LLP

120 West 45th Street

New York, New York 10036

+1 (212) 922-2200 (telephone number)

+1 (212) 922-1512 (facsimile number)

Will Vogel

Watson Farley & Williams LLP

120 West 45th Street

New York, New York 10036

+1 (212) 922-2200 (telephone number)

+1 (212) 922-1512 (facsimile number)

(Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2026

PROSPECTUS

Up to 40,583,330 Common Shares Offered by the Selling Shareholders

TOP Ships Inc.

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders” (the “Selling Shareholders”) of: (i) up to 13,416,666 of our common shares, par value $0.01 per share, including related preferred stock purchase rights (“common shares”), issuable upon the conversion of certain senior convertible notes in an aggregate initial principal amount of $5,555,555.56 (the “Initial Notes”) that were issued to the Selling Shareholders on October 28, 2026 (the “Initial Closing Date”) in the closing pursuant to that certain securities purchase agreement dated as of October 27, 2026 (the “Purchase Agreement”), by and between us and the Selling Shareholders, as more fully described in this prospectus (the “Initial Conversion Shares”), (ii) up to 1,984,126 of our common shares (the “Initial Warrant Shares”) issuable upon exercise of certain warrants (“Initial Warrants”) to purchase common shares at an exercise price of $2.80 per share that were issued by us to the Selling Shareholders pursuant to the Purchase Agreement, and (iii) 99,206 common shares, equal to 5% of the principal amount of the Initial Notes divided by the Fixed Conversion Price (as defined below) of $2.80 per share, issued by us to the Selling Shareholders on the Initial Closing Date pursuant to the Purchase Agreement (the “Initial Commitment Shares”).

In addition, subject to certain conditions set forth in the Purchase Agreement, we may issue and sell to the Selling Shareholders in a second closing (the “Second Closing”) (i) an additional $5,555,555.56 in aggregate principal amount of Notes (the “Second Close Notes”), (ii) Warrants to purchase common shares with an aggregate initial cash exercise price of $5,555,555.56 (the “Second Close Warrants”) and (iii) common shares equal to 5% of the principal amount of the Second Close Notes divided by the Fixed Conversion Price applicable at the Second Closing (the “Second Close Commitment Shares”) and/or pre-funded warrants in lieu thereof. This prospectus also relates to the resale from time to time, by the Selling Shareholders of: (i) up to 13,416,666 of our common shares issuable upon the conversion of the Second Close Notes (the “Second Close Conversion Shares”), (ii) up to 11,111,111 of our common shares issuable upon exercise of the Second Close Warrants (the “Second Close Warrant Shares”) and (iii) up to 555,555 Second Close Commitment Shares (including common shares issuable upon exercise of any pre-funded warrants issued in lieu thereof). The number of Second Close Conversion Shares, Second Close Warrant Shares and Second Close Commitment Shares registered hereby assumes a Fixed Conversion Price at the Second Closing equal to the Floor Price (as defined below) of $0.50 per share and, in the case of the Second Close Conversion Shares, the conversion assumptions described below.

The Initial Notes and Second Close Notes are collectively referred to as the “Notes,” and the Initial Warrants and Second Close Warrants are collectively referred to as the “Warrants.” The Initial Conversion Shares and the Second Close Conversion Shares are collectively referred to as the “Conversion Shares” and the Initial Warrant Shares and the Second Close Warrant Shares are collectively referred to herein as the “Warrant Shares.” The Initial Commitment Shares and the Second Close Commitment Shares are collectively referred to as the “Commitment Shares.” The Commitment Shares, Conversion Shares and Warrant Shares are collectively referred to as the “Private Placement Shares.”

The 26,833,332 Conversion Shares issuable upon conversion of the Notes assumes the full conversion of the Notes, plus accrued interest, into common shares, at the floor price of $0.50 per share (the “Floor Price”) (assuming that the maturity of the Notes is extended to eighteen (18) months, with the resulting 5% increase in the principal amount of the Notes, and that the Notes accrued interest at 10% for a period of eighteen (18) months, including on such increased principal amount following the extension), without giving effect to any default interest or penalties which may accrue thereunder and without regard to any conversion limitations set forth in the Notes.

The Warrants are exercisable immediately upon issuance, have a term of five years from the date of issuance and are exercisable at a price of $2.80 per share in the case of the Initial Warrants, and at the Fixed Conversion Price applicable to the Second Close Notes at the Second Closing in the case of the Second Close Warrants.

The Commitment Shares issued or issuable pursuant to the Purchase Agreement are equal to 5% of the face value of the principal amount of the Notes issued at the applicable closing date divided by the Fixed Conversion Price applicable to such closing.

The Commitment Shares, the Notes, and the Warrants were (or will be) issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, as applicable. We are registering the Private Placement Shares for resale by the Selling Shareholders. We are filing this registration statement on Form F-3, of which this prospectus forms a part, to fulfill our contractual obligations to register the resale of the Private Placement Shares by the Selling Shareholders.

We are not selling any common shares under this prospectus and will not receive any proceeds from the sale of the Private Placement Shares by the Selling Shareholders. We will receive proceeds from cash exercise of the Warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the common shares.

The Selling Shareholders may sell the common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our common shares are traded on the NYSE American LLC (the “NYSE American”) under the symbol “TOPS.”

Investing in our securities involves a high degree of risk and uncertainty. See “Risk Factors” below, beginning on page 7, and the other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein or therein.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2026.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to TOP Ships Inc., 20 Iouliou Kaisara Str, 19002 Paiania, Athens, Greece. The telephone number of our principal executive office is +30 210 812 8107. See “Where You Can Find More Information.”

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the Selling Shareholders have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus and any applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the sections titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

•	our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•	our future operating and financial results;

•	our future vessel acquisitions, our business strategy and expected and unexpected capital spending or operating expenses, including any dry-docking, crewing, bunker costs and insurance costs;

•	our financial condition and liquidity, including our ability to pay amounts that we owe and to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	oil and chemical tanker industry trends, including fluctuations in charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we have ordered or may acquire or order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and dry-docking costs;

•	the ability of our vessels to pass classification inspections and vetting inspections by oil majors and big chemical corporations;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;

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•	our ability to maintain the listing of our common shares on the NYSE American or another trading market;

•	our ability to comply with additional costs and risks related to our environmental, social and governance policies;

•	potential liability from litigation and our vessel operations, including purported discharge of pollutants;

•	changes in general economic and business conditions;

•	general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, including “trade wars,” piracy, acts by terrorists or other hostilities or conflicts, including the war in Ukraine, the war between Israel and Hamas, war between the United States and Iran and between Israel and Iran, the Houthi crisis in and around the Red Sea, current instability in Venezuela and Iran and potential tensions between the U.S. and Greenland, Denmark or the Venezuela;

•	changes in production of or demand for oil and petroleum products and chemicals, either globally or in particular regions;

•	the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values;

•	potential liability from future litigation and potential costs due to our vessel operations, including due to discharge or pollutants, any environmental damage and vessel collisions;

•	the length and severity of public health threats, epidemics and pandemics and other disease outbreaks and their impact on the demand for commercial seaborne transportation and the condition of the financial markets and governmental responses thereto; and

•	other factors discussed in the “Risk Factors” section of this prospectus; and

•	those factors referred to in our most recent Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein, in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20-F for the year ended December 31, 2025 generally, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

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Prospectus Summary

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein and incorporated by reference. This summary may not contain all of the information that may be important to you. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, as well as the information in the documents incorporated by reference or deemed incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F for the year ended December 31, 2025, which we refer to as our “Annual Report.” In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to TOP Ships Inc. and all of its subsidiaries, and “TOP Ships Inc.” refers only to TOP Ships Inc. and not to its subsidiaries. References to our “Fleet Manager” are to Central Shipping Inc., a related party of ours, which performs the day-to-day management of our fleet.

Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report.

Further, unless otherwise indicated, references to our common shares and per share amounts, including the number of common shares issuable upon exercise of warrants and the related exercise price per common share, and the number of common shares issuable upon conversion of the Notes and the related conversion price are adjusted to reflect the consolidation of our common shares through the one-for-ten reverse stock split of our issued and outstanding common shares that became effective on November 6, 2026. The effect of the one-for-ten reverse stock split on per share amounts and the weighted average number of common shares outstanding for the years ended December 31, 2023, 2024 and 2025 and the six months ended June 30, 2025 and 2026 is presented in Exhibit 99.1 to this registration statement and is incorporated by reference herein.

Our Company

We are an international owner and operator of modern, fuel efficient eco tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. Our tanker operating fleet has a total capacity of 857,000 dwt. As of the date of this prospectus, our tanker operating fleet consists of one 50,000 dwt product/chemical tanker, M/T Eco Marina Del Rey, one 157,000 dwt Suezmax tanker, the M/T Eco Oceano CA, two 300,000 dwt VLCCs, M/T Julius Caesar and M/T Legio X Equestris, and, through a joint venture, we also own 50% interests in two 50,000 dwt product tankers, M/T Eco Yosemite Park and M/T Joshua Park. All of the tankers in our operating fleet are IMO-certified and are capable of carrying a wide variety of oil products including chemical cargos which we believe make our vessels attractive to a wide base of charterers.

Further, we are party to ten shipbuilding contracts for the purchase of ten 50,000 dwt MR chemical/product oil tankers scheduled for delivery during 2028 and 2029 (the “Newbuilding Tankers”).

We have also entered into a share purchase agreement with a related party to acquire four ship owning companies that have entered into newbuilding contracts for four 50,000 dwt high-specification Ice Class 1A MR newbuilding tankers scheduled for delivery from the second quarter of 2029 through the first quarter of 2030, with closing being subject to customary closing conditions and the successful conclusion of financings by the seller.

In addition, we own M/Y Para Bellvm, a megayacht that has a length of 47 meters, and a gross tonnage of 499 tons, with 5 guest cabins and is able to accommodate 12 guests and 10 crew, which we have announced our intention to divest.

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For more information, please see “Item 4. Information on the Company—A. History and Development of the Company” in our Annual Report and our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2025 and 2026, filed with the SEC on September 15, 2026.

We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

Our Current Fleet

The following tables present our fleet list as of the date of this prospectus:

Operating MR Tanker Vessels on sale and leaseback financing agreements (“SLBs”) (treated as financings):

Name	Deadweight	Charterer	End of firm period	Gross Rate fixed period/ options	Charterer’s Optional Periods
M/T Eco Marina Del Rey	50,000	WECO Tankers	May 2030	$20,500 until May 2027, $18,250 until May 2030/$20,000	1 year

Operating Suezmax Vessels on SLBs (treated as operating leases):

Name	Deadweight	Charterer	End of firm period	Gross Rate fixed period/ options	Charterer’s Optional Periods
M/T Eco Oceano CA	157,000	Central Tankers Chartering	December 2030	$30,000	none

Operating VLCC Vessels on SLBs (treated as financings):

Name	Deadweight	Charterer	End of firm period	Gross Rate fixed period/ options	Charterer’s Optional Periods
M/T Julius Caesar	300,000	Trafigura	January 2028	$41,500 / $44,000 / $46,000	1+1 years
M/T Legio X Equestris	300,000	Trafigura	March 2028	$41,500 / $44,000 / $46,000	1+1 years

Operating Joint Venture MR Tanker fleet (50% owned):

Name	Deadweight	Charterer	End of firm period	Gross Rate fixed period/ options	Charterer’s Optional Periods
M/T Eco Yosemite Park	50,000	Clearlake	August 2031	$19,500 / $18,650 / $19,900	1+1 years
M/T Eco Joshua Park	50,000	Clearlake	August 2031	$19,500 / $18,650 / $19,900	1+1 years

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Vessels under construction

Name	Deadweight	Delivery Date	Shipyard	Charterer	End of firm period	Gross Rate fixed period/ options	Charterer’s Optional Periods
Hull no. 25110054	50,000	Q2 2028	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2035	$18,750 / $19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110055	50,000	Q4 2028	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2035	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110056	50,000	Q1 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q1 2036	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110057	50,000	Q2 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2036	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110059	50,000	Q2 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2036	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110061	50,000	Q4 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2036	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. 25110063	50,000	Q4 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2036	$18,750 /$19,000 / $19,250/ $19,500/$19,750	1+1+1+1 years
Hull no. S614	50,000	Q3 2029	HD Hyundai-Vietnam Shipbuilding Co., Ltd.	BP	Q3 2034	$21,000 / $22,000	1 year
Hull no. S615	50,000	Q3 2029	HD Hyundai-Vietnam Shipbuilding Co., Ltd.	BP	Q3 2034	$21,000 / $22,000	1 year
Hull no. S616	50,000	Q4 2029	HD Hyundai-Vietnam Shipbuilding Co., Ltd.	BP	Q4 2034	$21,000 / $22,000	1 year

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All the tankers in our operating fleet are equipped with engines of modern design with improved Specific Fuel Oil Consumption (SFOC) and in compliance with the latest emission requirements, fitted with energy saving improvements in the hull, propellers and rudder as well as equipment that further reduces fuel consumption and emissions certified with an improved Energy Efficiency Design Index (Phase 2 compliance level as minimum). Vessels with this combination of technologies, introduced from certain shipyards, are commonly referred to as eco vessels. We believe that recent advances in shipbuilding design and technology makes these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with our vessels for charters, providing us with a competitive advantage. Furthermore, all of our operating vessels are fitted with ballast water treatment equipment and exhaust gas cleaning systems (scrubbers).

The following table presents our mega yacht as of the date of this prospectus:

Name	GT	Length Overall	Guests
M/Y Para Bellvm	499.0	47 meters	12

Management of our Fleet

Our Fleet Manager provides all operational, technical and commercial management services for our fleet. Please see “Item 18. Financial Statements—Note 5—Transactions with Related Parties” in our Annual Report.

Recent and Other Developments

On September 30, 2026, we closed on our acquisition of the shares of three companies, each of which is party to one shipbuilding contract with an established, world-class shipbuilder for the construction of three high-specification, ECO, scrubber-fitted 50,000 dwt MR Product Tankers to be delivered in 2029. The acquisition was completed pursuant to a share purchase agreement, dated July 28, 2026, with a related party. Commencing upon their respective deliveries, each vessel is scheduled to commence time charter employment with an oil major, for a firm duration of five years, with the charterer holding an option to extend for one additional year.

On September 30, 2026, we completed the sale of all of the issued and outstanding shares of Roman Shark V Inc. to Rubico Inc. (“Rubico”), a related party, and on October 20, 2026, we fully received the outstanding consideration for the sale of Roman Shark V Inc. to Rubico in cash.

On October 1, 2026, we entered into a share purchase agreement with a related party to purchase the shares of four companies that have entered into newbuilding contracts with Guangzhou Shipyard International Company Limited for the construction of four high-specification, ECO, ice class IA 50,000 dwt MR Product Tankers, scheduled to be delivered between June 2029 and March 2030. The seller is finalizing lease financing arrangements with a major Chinese leasing company, covering approximately 85% of all shipbuilding installments (the “Financing Arrangements”), and has secured time charter employment for the vessels with an oil major, commencing upon their respective deliveries, for a firm duration of seven years, with the charterer holding options to extend for up to three additional years. The aggregate purchase price for 100% of the issued shares of the four companies is approximately $34.95 million and is payable by December 31, 2026. The closing of the transaction is subject to customary closing conditions and the successful conclusion of the Financing Arrangements by the seller.

On October 28, 2026, we issued senior convertible notes in the aggregate principal amount of $5,555,555.56 and warrants to purchase common shares with an aggregate initial cash exercise price of $5,555,555.56 in a private placement to a single institutional investor. Please see “Private Placement Transaction” below.

On November 6, 2026, we effected a one-for-ten reverse stock split of our issued and outstanding common shares. There was no change in the par value per share or the number of our authorized common shares.

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Corporate Information

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed TOP Ships Inc.

Our common shares are currently listed on the NYSE American under the symbol “TOPS.” The current address of our principal executive office is 20 Iouliou Kaisara Str, 19002 Paiania, Athens, Greece. The telephone number of our principal executive office is +30 210 812 8107. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at http://www.sec.gov.

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THE OFFERING

Common shares issued and outstanding as of November 6, 2026	1,335,278 common shares (including the Initial Commitment Shares).

Common shares offered by the Selling Shareholders	40,583,330 common shares, which includes the Conversion Shares, the Warrant Shares, and the Commitment Shares, and assumes the Second Closing has occurred.

Common shares to be outstanding immediately after this offering(1)	41,819,402 common shares, assuming the Second Closing has occurred, and the conversion in full of the Notes, including accrued interest, at the Floor Price, the exercise in full of the Warrants for cash and without adjustment, and the issuance of the Second Close Commitment Shares.

Use of proceeds	The Selling Shareholders will receive all of the proceeds from the sale of any common shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the common shares by the Selling Shareholders. We may receive proceeds from the cash exercise of the Warrants. Any such proceeds will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, construction of our newbuilding vessels, the payment of the purchase price for the acquisition of the shipowning companies of four MR product tankers under construction from a related party, as described under “Prospectus Summary—Recent and Other Developments,” and the acquisition of additional secondhand or newbuilding vessels in accordance with our business strategy, including acquisitions from related parties. However, other than as described in this prospectus, we have not identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any additional vessels that we are able to identify. See “Use of Proceeds” in this prospectus.

Listing	Our common shares are listed on the NYSE American under the symbol “TOPS”.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 7, and in our Annual Report, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

(1)	The number of our common shares that will be outstanding immediately after this offering as shown above excludes (i) 6,481,481 common shares issuable upon conversion of our Series G Preferred Shares, and (ii) an aggregate of 148,847 common shares which may be issuable upon exercise of previously outstanding warrants, in each case calculated as of the date of this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information-D. Risk Factors” in our Annual Report, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find More Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to this prospectus, we may include additional risk factors relevant to such securities in future filings.

Risks Relating to this Offering and Our Common Shares and Warrants

Our share price may continue to be highly volatile, which could lead to a loss of all or part of a shareholder’s investment.

The market price of our common shares has fluctuated widely since our common shares began trading in July of 2004 until April 2024 on the Nasdaq Capital Market (“Nasdaq”) followed by trading on the NYSE, commencing in April 2024.

The market price of our common shares is affected by a variety of factors, including:

•	fluctuations in interest rates;

•	fluctuations in the availability or the price of oil and chemicals;

•	fluctuations in foreign currency exchange rates;

•	announcements by us or our competitors;

•	changes in our relationships with customers or suppliers;

•	actual or anticipated fluctuations in our semi-annual and annual results and those of other public companies in our industry;

•	changes in United States or foreign tax laws;

•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy and wars or other conflicts, including the wars between the United States and Israel and Iran, Russia and Ukraine and between Israel and Hamas or the Houthi crisis in and around the Red Sea;

•	actual or anticipated fluctuations in our operating results from period to period;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	market conditions in the shipping industry and the general state of the securities markets;

•	mergers and strategic alliances in the shipping industry;

•	changes in government regulation;

•	a general or industry-specific decline in the demand for, and price of, shares of our common shares resulting from capital market conditions independent of our operating performance;

•	the loss of any of our key management personnel;

•	our failure to successfully implement our business plan;

•	issuance of shares; and

•	stock splits / reverse stock splits.

In addition, over the last few years, the stock market has experienced price and volume fluctuations, including due to factors relating to international conflicts in Ukraine and the Middle East, and this volatility has sometimes been unrelated to the operating performance of particular companies. As a result, there is a potential for rapid and substantial decreases in the price of our common shares, including decreases unrelated to our operating performance or prospects. Within 2026, the closing price of our common shares experienced a high of $54.80 on January 8, 2026 and a low of $2.75 on November 5, 2026. This market and share price volatility relating to general economic, market or political conditions, has and could further reduce the market price of our common shares in spite of our operating performance and could also increase our cost of capital, which could prevent us from accessing debt and equity capital on terms acceptable to us or at all.

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In addition, the market price and trading volume of our common shares have very recently and at certain other times in the past exhibited, and may continue to exhibit, extreme volatility, including within a single trading day. We believe certain past instances of trading volatility reflect market and trading dynamics unrelated to our operating business or prospects and outside of our control. Such volatility could cause purchasers of our common shares to incur substantial losses. We are unable to predict when such instances of trading volatility will occur or how long such dynamics may last. Under these circumstances, we would caution you against investing in our common shares unless you are prepared to incur the risk of incurring substantial losses.

A portion of our common shares may be traded by short sellers which may put pressure on the supply and demand for our common shares, creating further price volatility. In particular, a possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to sudden extreme price volatility in our common shares. Investors may purchase our common shares to hedge existing exposure in our common shares or to speculate on the price of our common shares. Speculation on the price of our common shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of common shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common shares for delivery to lenders of our common shares. Those repurchases may in turn, dramatically increase the price of our common shares until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our common shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to the performance or prospects of our company and could cause purchasers of our common shares to incur substantial losses.

We issued common shares in the past through various transactions, and we may do so in the future without shareholder approval, which may dilute our existing shareholders, depress the trading price of our securities and impair our ability to raise capital through subsequent equity offerings.

We have already sold large quantities of our common shares and securities convertible into common shares, pursuant to previous public and private offerings of our equity and equity-linked securities. We currently have an effective registration statement on Form F-3 (333-290238), for the registered sale of $200 million of our securities of which we have sold $5.8 million.

In addition, we have outstanding (i) warrants that are exercisable to purchase up to 8,939 common shares at an exercise price of $810.00 per share, (ii) outstanding warrants that are exercisable to purchase up to 56,199 common shares at an exercise price of $162.00 per share and (iii) outstanding warrants that are exercisable to purchase up to 83,709 common shares at an exercise price of $162.00 per share.

Purchasers of the common shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, debt prepayments, future vessel acquisitions or any future equity incentive plan, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Further, we have issued 14,000 Series G Preferred Shares to Central Mare, which were subsequently transferred to 3 Sororibus Trust, an irrevocable trust established for the benefit of certain family members of the President, Chief Executive Officer and Director of the Company, Mr. Evangelos J. Pistiolis, and which, as of the date of this prospectus, are convertible into 6,481,481 common shares, as may be further adjusted. The Series G Preferred Shares are convertible into our common shares, at our option. For a description of the Series G Preferred Shares, see “Item 10. Additional Information-B. Memorandum and Articles of Association-Description of Series G Perpetual Convertible Preferred Shares” of our Annual Report.

Our issuance of additional shares of common shares or other equity securities of equal or senior rank would have the following effects:

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•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for dividends payable on the shares of our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of the shares of our common shares may decline.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders or by holders of securities convertible into common shares, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.

Our Third Amended and Restated Articles of Incorporation, as amended, authorizes our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

The NYSE American may delist our common shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions.

Our common shares are listed on the NYSE American. In order to maintain our listing, we must generally maintain certain share price, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price” for a substantial period of time; or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. It is possible that we could fail to satisfy one or more of these requirements. We may receive notices from the NYSE American that we have failed to meet its requirements, and proceedings to delist our shares could be commenced. For example, during the period that our common shares traded on Nasdaq, most recently on April 21, 2023, we received written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement under Nasdaq rules. We were able to regain compliance within the grace period prescribed by Nasdaq pursuant to reverse stock splits. For example, on September 29, 2023, we effectuated a 12-to-1 reverse stock split in order to regain compliance with Nasdaq Listing Rule 5450(a)(1), which we obtained on October 16, 2023. For more information, please see “Item 4. Information on the Company-A. History and Development of the Company” in our Annual Report.

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A decline in the closing price of our common shares on the NYSE American could result in suspension or delisting procedures in respect of our common shares. The commencement of suspension or delisting procedures by an exchange remains, at all times, at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted common shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such common shares. A suspension or delisting would likely decrease the attractiveness of our common shares to investors and constitute a breach under certain of our credit agreements as well as constitute an event of default under certain classes of our preferred stock and would cause the trading volume of our common shares to decline, which could result in a further decline in the market price of our common shares.

Finally, if the volatility in the market continues or worsens, it could have a further adverse effect on the market price of our common shares, regardless of our operating performance.

A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our common shares.

The Private Placement Shares will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our common shares may be sold in the public market following this offering. If there are significantly more common shares offered for sale than buyers are willing to purchase, then the market price of our common shares may decline to a market price at which buyers are willing to purchase the offered common shares and sellers remain willing to sell our common shares.

The sale or availability for sale of the Private Placement Shares may depress the price of our common shares and encourage short sales by third parties, which could further depress the price of our common shares.

To the extent that the Selling Shareholders sell the Private Placement Shares, the market price of such common shares may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such common shares may cause shareholders to sell their common shares, which could further contribute to any decline in the price of our common shares. Any downward pressure on the price of our common shares caused by the sale or potential sale of such common shares could encourage short sales by third parties. Such sales could place downward pressure on the price of our common shares by increasing the number of common shares being sold, which could further contribute to any decline in the market price of our common shares.

You may be subject to tax if we make or fail to make certain adjustments to the applicable conversion rate of the Note even though you do not receive a corresponding cash distribution.

The conversion rate is subject to adjustment in certain circumstances, including the payment of cash dividends. If the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the applicable conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you.

The issuance of the common shares covered by this prospectus would significantly increase the total number of common shares issued and outstanding and thereby cause our existing shareholders to experience substantial dilution

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The common shares being offered pursuant to this prospectus represent up to 26,833,332 Conversion Shares, 13,095,237 Warrant Shares, and 654,761 Commitment Shares. If all of the Notes were converted at the Floor Price, assuming that the maturity of such Notes is extended to eighteen (18) months, with the resulting 5% increase in their principal amount, and that such Notes accrued interest at 10% for a period of eighteen (18) months, including on such increased principal amount following the extension, and without giving effect to any default interest or penalties which may accrue thereunder and without regard to any conversion limitations set forth in the Notes, we would be obligated to issue 26,833,332 common shares upon conversion in full of the Notes. As of November 6, 2026, there were 1,335,278 common shares outstanding (including the 99,206 Initial Commitment Shares issued on the Initial Closing Date, but prior to any issuance of Conversion Shares, Warrant Shares or the Second Close Commitment Shares issuable at the Second Closing). The number of shares covered by this prospectus represents approximately 3,039% of the number of common shares issued and outstanding as of the date of this prospectus. As a result, if we are required to issue the maximum number of Private Placement Shares that are being registered hereunder, an existing shareholder’s proportionate interest in us will be substantially diluted. The actual number of common shares that we issue to the Selling Shareholders may be more or less than the aggregate number of shares covered by this prospectus.

A registration default under the Registration Rights Agreement could result in liquidated damages obligations that would adversely affect our cash position.

Pursuant to the Registration Rights Agreement, we are obligated to file and maintain the effectiveness of one or more registration statements covering the resale of the Private Placement Shares. Pursuant to the Registration Rights Agreement, if we fail to satisfy our registration obligations under the Registration Rights Agreement, including by failing to file or obtain or maintain the effectiveness of the required registration statements within specified time frames, we may be required to pay liquidated damages to the Selling Shareholders. Any such liquidated damages payments would have an adverse effect on our cash position and could divert funds from our operations and working capital needs.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the Selling Shareholders. We may receive proceeds from the cash exercise of the Warrants. Any such proceeds will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, construction of our newbuilding vessels, the payment of the purchase price for the acquisition of the shipowning companies of four MR product tankers under construction from a related party, as described under “Prospectus Summary—Recent and Other Developments,” and the acquisition of additional secondhand or newbuilding vessels in accordance with our business strategy, including acquisitions from related parties. However, other than as described in this prospectus, we have not identified any potential acquisitions, and we can provide no assurance that we will be able to complete the acquisition of any additional vessels that we are able to identify.

The Selling Shareholders will receive all of the net proceeds from the sale of any common shares offered by them under this prospectus. See “Selling Shareholders”. The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the Selling Shareholders in disposing of these common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus.

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CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of June 30, 2026 (7):

1.	on an actual basis;

2.	on an adjusted basis to give effect to the following transactions which occurred between June 30, 2026 and November 5, 2026:

•	$3.9 million of scheduled debt repayments under the New Huarong Facility and the HSBC Facility;

•	the derecognition of $11.5 million of debt outstanding under the ABCFL Facility upon the sale to Rubico of Roman Shark VII Inc. and Roman Shark V Inc., the shipowning companies of two 50,000 dwt chemical/product oil carriers under construction (Hull Nos. 25110060 and 25110058), in August and September 2026, respectively;(6)

•	the issuance and sale of 355,175 common shares under the Equity Line Purchase Agreement with B. Riley for net proceeds of $3.7 million;

•	the issuance and sale of 119,548 common shares under the 2024 ATM for net proceeds of $1.3 million; and
•	the issuance of 99,206 Initial Commitment Shares, upon execution of the Purchase Agreement, calculated as 5% of the $5,555,556 aggregate principal amount of the Initial Notes divided by the Fixed Conversion Price of $2.80 per share.

3.	on an as further adjusted basis to give effect to the issuance and sale of $5,555,556 aggregate principal amount of the Initial Notes, including $555,556 of original issue discount, for gross proceeds of $5.0 million and net proceeds of approximately $4.5 million, after deducting the placement agent cash fee and estimated offering expenses, and the assumed full conversion of the Initial Notes into 2,420,722 common shares at an assumed Alternate Conversion Price (as defined below) of $2.30 per share, as further described in footnotes (3), (4) and (7) below.

Based on our unaudited interim condensed consolidated financial statements of Top Ships Inc. as of June 30, 2026:

Expressed in thousands of U.S. dollars

Debt:(1) (2)	Actual(7)	As Adjusted(6) (7)	As Further Adjusted(3)-(5)
Current portion of long-term debt	11,747	11,747	11,747
Non-current portion of long-term debt	249,227	233,845	233,845
Total debt	260,974	245,592	245,592
Mezzanine equity
Series G Preferred Shares	16,100	16,100	16,100
Stockholders’ equity
Common shares	8	13	38
Series D Preferred Shares	1	1	1
Additional paid-in capital	407,806	412,824	417,259
Accumulated other comprehensive loss	(634)	(634)	(634)
Accumulated deficit	(330,504)	(330,504)	(330,504)
Total Stockholders’ and mezzanine equity	92,777	97,800	102,260
Total capitalization	353,751	343,392	347,852

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(1)	Our indebtedness in the form of sale and leaseback financing (both current and non-current portions) is guaranteed by us; the titles of ownership of our tanker vessels are held by the respective lessors to secure the relevant sale and leaseback financing transactions. Our indebtedness under the HSBC Facility is secured by a mortgage over M/Y Para Bellvm.

(2)	The capitalization table does not take into account any amortization of deferred finance fees incurred after June 30, 2026.

(3)	The as further adjusted column assumes that the Initial Notes are converted in full immediately upon issuance, assumed to be the date of this prospectus, and, accordingly, the Initial Notes are not presented as indebtedness. The conversion of the Initial Notes is assumed to occur at the alternate conversion price of $2.30 per share, being 85% of the lowest daily VWAP of our common shares during the ten trading days ended November 5, 2026 (the “Alternate Conversion Price”), and, as conversion is assumed to occur upon issuance, no accrued interest is included in the amount converted. Net proceeds of $4.5 million reflect gross proceeds of $5.0 million less the placement agent cash fee of $0.3 million (6.0% of gross proceeds) and estimated offering expenses of $0.2 million, and are reflected as an increase of less than $0.1 million in common shares (at par value of $0.01 per share) and of $4.4 million in Additional paid-in capital.

(4)	The Alternate Conversion Price is reset on each conversion to the greater of the Floor Price of $0.50 per share and 85% of the lowest daily VWAP during the ten trading days prior to the applicable conversion date, and the Holder may not convert to the extent that it would beneficially own more than 9.99% of our outstanding common shares. Accordingly, the Initial Notes are expected to be converted in tranches and the actual number of common shares issued upon conversion may differ materially from the number assumed. The Floor Price is not adjusted for reverse share splits, share combinations or similar transactions; following any such transaction, the Initial Notes would remain convertible into up to the same number of post-split common shares.

(5)	The as further adjusted column does not give effect to the issuance of the Second Close Notes in an aggregate principal amount of $5,555,556 for gross proceeds of $5.0 million, the related Second Close Commitment Shares, or the Warrant Shares. The accounting treatment for the Notes, the Warrants, and the Commitment Shares has not been finalized as of the date of this prospectus.

(6)

The accounting treatment for the sale to Rubico of the shipowning companies of two 50,000 dwt chemical/product oil carriers and for the acquisition from Central Mare Inc. of the shipowning companies of three 50,000 dwt MR product tankers has not been finalized as of the date of this prospectus.

(7)	All share and per share amounts in this “Capitalization” section, including the number of common shares issued under the 2026 Equity Line Purchase Agreement and the 2024 ATM, the number of Commitment Shares, the number of common shares issuable upon conversion of the Notes, the Fixed Conversion Price, the Alternate Conversion Price and the VWAP of our common shares used to calculate it, have been adjusted to give effect to the 1-for-10 reverse stock split of our common shares which became effective on November 6, 2026 (the “Reverse Stock Split”).

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 1,335,278 shares were issued and outstanding as of the date of this prospectus, and 20,000,000 preferred shares with par value of $0.01, of which 100,000 Series D Preferred Shares and 14,000 Series G Preferred Shares were issued and outstanding as of the date of this prospectus.

For a description of our capital stock, please see “Item 10. Additional Information” in our Annual Report, which is incorporated by reference herein.

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PRIVATE PLACEMENT TRANSACTION

On October 27, 2026, we entered into the Purchase Agreement with the Selling Shareholders related to a tranched private placement transaction (the “Private Placement Transaction”), pursuant to which we issued to the Selling Shareholders (i) Initial Notes in the aggregate principal amount of $5,555,555.56, bearing an original issue discount of 10%, (ii) Initial Warrants to purchase 1,984,126 common shares at an exercise price of $2.80 per share, for an aggregate initial cash exercise price of $5,555,555.56, and (iii) 99,206 Initial Commitment Shares.

In addition, subject to certain conditions set forth in the Purchase Agreement, we may issue and sell to the Selling Shareholders in the Second Closing, (i) $5,555,555.56 in aggregate principal amount of Second Close Notes, (ii) Second Close Warrants to purchase common shares with an aggregate initial cash exercise price of $5,555,555.56 and (iii) Second Close Commitment Shares, equal to 5% of the principal amount of the Second Close Notes divided by the Fixed Conversion Price applicable at the Second Closing, and/or pre-funded warrants in lieu thereof.

The Notes are unsecured and bear interest at 8.00% per annum if paid in cash and 10.00% per annum if paid in common shares. The Notes will mature 12 months after issuance, subject to extension at our option to 18 months, provided that upon such extension the principal amount of the applicable Note will be increased by 5%. The Notes are convertible at a conversion price equal to the lower of the closing price of our common shares immediately prior to issuance or the average closing price over the five days prior to issuance (the “Fixed Conversion Price”), or an alternate conversion price equal to the greater of (a) 85.0% of the lowest daily volume-weighted average price during the 10 trading days preceding the relevant conversion date and (b) a floor price of $0.50 (the “Alternate Conversion Price”). The Fixed Conversion Price with respect to the Initial Notes is $2.80.

The Warrants are immediately exercisable upon issuance, will expire on the five-year anniversary of the issuance date and have an initial exercise price equal to the lower of the closing price of our common shares immediately prior to issuance or the average closing price over the five days prior to issuance. The exercise price of the Initial Warrants is $2.80 per share, and the exercise price of the Second Close Warrants will equal the Fixed Conversion Price applicable to the Second Close Notes.

In connection with the Private Placement Transaction, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Shareholders, dated October 27, 2026, pursuant to which we agreed to file registration statements with the SEC registering the resale of the Private Placement Shares.

For a description of certain material terms of the Private Placement Transaction, the Notes, the Warrants, and the Registration Rights Agreement, please see our Form 6-K that we filed with the SEC on November 2, 2026, which is incorporated by reference herein.

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Tax Considerations

Our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein, as updated by annual and other reports and document we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations and Marshall Islands tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations and any material non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

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SELLING SHAREHOLDERS

This prospectus relates to the proposed sale, from time to time by the Selling Shareholders of:

•	654,761 of our common shares issued or issuable pursuant to the Purchase Agreement as Commitment Shares (including common shares issuable upon exercise of any pre-funded warrants issued in lieu thereof);

•	26,833,332 of our common shares issuable upon conversion of the Notes; and

•	13,095,237 of our common shares issuable upon exercise of the Warrants.

The selling shareholders listed below and their permitted transferees, pledgees or other successors may from time to time offer and sell any or all of the common shares set forth below pursuant to this prospectus. When we refer to the “Selling Shareholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of that Selling Shareholder’s interest in the common shares after the date of this prospectus.

The Selling Shareholders acquired (or may acquire) the securities listed above in the Private Placement Transaction.

We have filed the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement, and in order to permit the Selling Shareholders to offer these securities for resale or transfer from time to time as set forth below under “Plan of Distribution.”

The registration of these common shares does not mean that the Selling Shareholders will sell or otherwise dispose of all or any of those securities. The Selling Shareholders may sell or otherwise dispose of all, a portion or none of such common shares from time to time. We do not know the number of common shares, if any, that will be offered for sale or other disposition by any of the Selling Shareholders under this prospectus. In addition, the Selling Shareholders identified below may sell, transfer, assign or otherwise dispose of some or all of the common shares covered hereby in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to the date hereof, and we have not sought to verify such information. Ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC regarding beneficial ownership and include voting or investment power with respect to common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by the Selling Shareholders and the percentage ownership of the Selling Shareholders, common shares underlying warrants or convertible securities held by that selling shareholder that are exercisable as of the date hereof, or exercisable or convertible within 60 days after the date hereof, are deemed outstanding. The calculation of percentage of beneficial ownership is based on 1,335,278 common shares issued and outstanding as of November 6, 2026. The number of common shares owned prior to this offering and the number of common shares owned following this offering in the table below do not give effect to the beneficial ownership limitation contained in the Warrants, Notes or other securities held by the Selling Shareholders, but the percentages in the table below do give effect to such beneficial ownership limitations.

Name of Selling Shareholder	Common Shares Owned Before Offering(2)	Percentage of Class Prior to the Offering(3)	Total Common Shares Offered Hereby(2)	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Anson Investments Master Fund LP (1)(4)	30,451,295	9.99%	30,437,496	13,799	*
Anson East Master Fund LP(5)	10,145,829	9.99%	10,145,829	0	0%

*Less than 1.0% of the outstanding shares

(1)	The number of common shares owned before this offering and the number of common shares owned following this offering of Anson Investments Master Fund LP (“AIMF”) includes common shares issuable upon exercise of common share purchase warrants purchased in a previous offering.
(2)	The number of common shares owned before this offering and the number of shares offered hereby assume the issuance of Second Close Commitment Shares, Second Close Notes and Second Close Warrants in the Second Closing assuming a Fixed Conversion Price at the Second Closing equal to the Floor Price (as defined below) of $0.50 per share and, with respect to the number of Initial Conversion Shares and Second Close Conversion Shares offered hereby, the conversion assumptions described on the cover page of this Prospectus.
(3)	The terms of the Warrants and Notes include a beneficial ownership limitation that prohibits the holder from converting the Notes or exercising the Warrants to the extent that, after giving effect to such conversion or exercise, the holder and its affiliates would beneficially own more than 9.99% of the Company's outstanding common shares. The holder may elect to decrease such limitation and may increase the limitation back to 9.99%, provided that any increase will not be effective until the 61st day after notice to the Company.
(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of AIMF, hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(5)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“AEMF”), hold voting and dispositive power over the Common Shares held by AEMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other share exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•    ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•    block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker dealer as principal and resale by the broker dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    settlement of short sales;

•    in transactions through broker dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•    a combination of any such methods of sale; or

•    any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPENSES

We estimate the expenses in connection with the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$9,877
Legal fees and expenses	$150,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$60,123
Total	$240,000

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York.

EXPERTS

The consolidated financial statements of Top Ships Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Top Ships Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-3 means the original registration statement on Form F-3 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-3 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.topships.org as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE American, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the SEC and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 1, 2026;

•	our Report on Form 6-K furnished to the SEC on April 2, 2026;

•	our Report on Form 6-K furnished to the SEC on April 24, 2026;

•	our Report on Form 6-K furnished to the SEC on May 15, 2026;

•	our Report on Form 6-K furnished to the SEC on May 29, 2026;

•	our Report on Form 6-K furnished to the SEC on June 26, 2026;

•	our Report on Form 6-K furnished to the SEC on July 15, 2026;

•	our Report on Form 6-K furnished to the SEC on July 16, 2026;

•	our Report on Form 6-K furnished to the SEC on July 22, 2026;

•	our Report on Form 6-K furnished to the SEC on July 27, 2026;

•	our Report on Form 6-K furnished to the SEC on July 28, 2026;

•	our Report on Form 6-K furnished to the SEC on August 17, 2026;

•	our Report on Form 6-K furnished to the SEC on September 15, 2026;

•	our Report on Form 6-K furnished to the SEC on September 17, 2026;

•	our Report on Form 6-K furnished to the SEC on September 22, 2026;

•	our Report on Form 6-K furnished to the SEC on October 1, 2026;

•	our Report on Form 6-K furnished to the SEC on October 7, 2026;

•	our Report on Form 6-K furnished to the SEC on October 15, 2026;

•	our Report on Form 6-K furnished to the SEC on October 28, 2026; and

•	our Report on Form 6-K furnished to the SEC on November 2, 2026.

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We are also incorporating by reference any documents that we file with the SEC after the date of the of this registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and all subsequent annual reports on Form 20-F that we file with the SEC and certain current reports on Form 6-K that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address:

TOP Ships Inc.

20 Iouliou
Kaisara Str,

19002 Paiania,
Athens, Greece

+ 30 210 812 8107 (telephone number)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Section 12 of Article III of the Amended and Restated Bylaws of TOP Ships Inc. (the “Corporation”) provides that any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer is successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

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(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(a) Under Rule 415 of the Securities Act,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser;

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) - (f) Reserved

(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j) - (k) Not applicable

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Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

4.1	Form of Common Share Certificate of the Company(1)

4.2	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of the Company(2)

4.3	Stockholders Rights Agreement with Computershare Trust Company, N.A., as Rights Agent, as of September 22, 2016(3)

4.4	Form of Senior Convertible Note(4)

4.5	Form of Warrant(5)

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the common shares

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters

23.1	Consent of Watson Farley & Williams LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page hereto)

99.1	Reverse Stock Split Disclosure

107	Filing Fee Table

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this registration statement.
(1)	Incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 20-F, filed with the SEC on June 29, 2009.
(2)	Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 6-K, filed on September 22, 2016.
(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on September 22, 2016.
(4)	Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on November 2, 2026.
(5)	Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K, filed on November 2, 2026.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on November 6, 2026.

TOP SHIPS INC.

By:	/s/ Evangelos J. Pistiolis
Name:	Evangelos J. Pistiolis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Evangelos J. Pistiolis and Will Vogel his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 6, 2026 in the capacities indicated.

Signature	Title

/s/ Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)
Evangelos J. Pistiolis

/s/ Alexandros Tsirikos	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Alexandros Tsirikos

/s/ Konstantinos Karelas	Director
Konstantinos Karelas

/s/ Maria Zoupou	Director
Maria Zoupou

/s/ Paolo Javarone	Director
Paolo Javarone

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Top Ships Inc., has signed this registration statement in the City of Newark, State of Delaware on November 6, 2026.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director